                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        DIAMOND MULTIMEDIA SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [DIAMOND LOGO]



                        DIAMOND MULTIMEDIA SYSTEMS, INC.
                              2880 JUNCTION AVENUE
                             SAN JOSE, CA 95134-1922

                                 April 17, 1998


Dear Stockholder,

           You are cordially invited to attend the Company's 1998 Annual Meeting on Friday, May 22, 1998.

           The meeting will begin promptly at 10:00 a.m., local time, at The Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, CA 95054. Please note that a map has been provided for your convenience.

           The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in Notice of Meeting are described in detail in the proxy statement.

           The vote of every stockholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so. Please complete, sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

           Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.





                                       Sincerely,

                                       /s/ WILLIAM J. SCHROEDER
                                       -------------------------------------
                                       William J. Schroeder
                                       Chairman of the Board,
                                       President and Chief Executive Officer

                                 [DIAMOND LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 22, 1998



TO THE STOCKHOLDERS OF DIAMOND MULTIMEDIA SYSTEMS, INC.

           NOTICE IS HEREBY GIVEN that the Annual Meeting of Diamond Multimedia Systems, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 22, 1998, at 10:00 a.m., local time, at The Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California 95054, for the following purposes:

1. To elect six directors to serve for the ensuing year or until their successors are elected and duly qualified;

2. To approve the 1998 Stock Option Plan which reserves 1,200,000 shares of Common Stock for issuance thereunder;

3. To approve an amendment to the 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares;

4. To approve certain amendments to the 1995 Director Option Plan, including an increase in the automatic First Option grant to 40,000 shares, an increase in the Subsequent Option grant to 10,000 shares, and a special grant to certain existing outside directors of 7,500 shares vesting over three years.

5. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending December 31, 1998; and

6. To transact such other business as may properly come before the meeting or any adjournment thereof.


        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on April 1, 1998 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof.



                                       For the Board of Directors

                                       /s/  JEFFREY D. SAPER
                                       ---------------------
                                       Jeffrey D. Saper
                                       Secretary
San Jose, California
April 17, 1998

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company assure a quorum and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the proxy.

--------------------------------------------------------------------------------

                        DIAMOND MULTIMEDIA SYSTEMS, INC.

                               ------------------

                                 PROXY STATEMENT
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1998

                               ------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of Diamond Multimedia Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, May 22, 1998, at 10:00 a.m., local time, (the "Annual Meeting"), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, CA 95054. The telephone number at this address is (408) 988-1500.

        These proxy solicitation materials and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997, including financial statements, were mailed on or about April 17, 1998 to all the stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

        Only stockholders of record at the close of business April 1, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 34,742,293 shares of Common Stock outstanding. For information regarding holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

        Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted. It may be revoked by filing, with the Secretary of the Company at the Company's principal executive office, 2880 Junction Avenue, San Jose, California 95134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

        Each stockholder is entitled to one vote for each share of Common Stock in all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their vote in the election of directors.

        The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

        The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" (the "Votes Cast") at the Annual Meeting with respect to such matter.

        While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than December 18, 1998, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        At the Annual Meeting, the number of directors authorized by the Company's bylaws will be six (6). Six directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. All nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.


NOMINEES FOR DIRECTOR

        Set forth below is certain information regarding the nominees:

                                                                                                          DIRECTOR
NAME                           AGE                             PRINCIPAL OCCUPATION                         SINCE
-------------------------     -----      -------------------------------------------------------------      -----
William J. Schroeder           53        Chairman of the Board, President and Chief Executive Officer       1994
Bruce C. Edwards (2)           44        President and CEO of Powerwave Technologies, Inc.                  1995
Carl W. Neun (2)               54        Senior Vice President and Chief Financial Officer of               1998
                                              Tektronix, Inc.
Gregorio Reyes (1)             57        Chairman of the Board of Sync Research                             1995
Jeffrey D. Saper (2)           49        Partner in the law firm of Wilson Sonsini Goodrich & Rosati        1992
James T. Schraith (1)          40        President and Chief Executive Officer of ShareWave, Inc.           1998

-----------
(1)  Member of Compensation Committee
(2)  Member of Audit Committee

        Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any director or executive officer of the Company.

        Mr. Schroeder has served as the Company's President and Chief Executive Officer and as a member of the Board of Directors since May 1994. Mr. Schroeder was employed by Conner Peripherals, Inc. ("Conner") from 1986 to 1994, initially as President and from 1989 as Vice Chairman of the Board of Directors. He was also President of Conner's New Products Group from 1989 to 1990, President of Archive Corporation (a Conner subsidiary) from January 1993 to November 1993, and CEO of Arcada Software, Inc. (a Conner subsidiary) from November 1993 to May 1994. Mr. Schroeder is a director of Xircom, Inc. and CNF Transportation, Inc.

        Mr. Edwards has been a director of the Company since January 1995. Since February 1996, he has served as President and Chief Executive Officer of Powerwave Technologies, Inc., a manufacturer of power amplifiers for wireless telecommunications applications. Previously, Mr. Edwards was employed by AST Research, Inc. as Senior Vice President, Chief Financial Officer from 1988 until July 1994 and as Executive Vice President, Chief Financial Officer and a director from July 1994 to December 1995. Mr. Edwards is also a director of HMT Technology Corporation and Powerwave Technologies, Inc.

        Mr. Neun has been a director of the Company since January 1998. Mr. Neun was employed by Tektronix in March 1993 initially as Vice President and Chief Financial Officer, and as Senior Vice President from 1995 to the present. Previously, Mr. Neun was Senior Vice President of Administration and Chief Financial Officer at Conner Periperhals, Inc. from 1987 to 1993.

        Mr. Reyes has been a director of the Company since January 1995. Mr. Reyes is Chairman of the Board of Sync Research. Mr. Reyes was Chairman of the Board and Chief Executive Officer of Sunward Technologies, Inc. from 1985 to August 1994. From 1986 to August 1990, Mr. Reyes was Chairman and CEO of American Semiconductor Equipment Technologies (ASET). Mr. Reyes is a director at C-Cube Microsystems and StorMedia Inc. as well as several other private companies.

        Mr. Saper has served as a director and as Secretary of the Company since December 1992. He has been a partner of the law firm Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1980. Mr. Saper is also a director of Proxim, Inc.

        Mr. Schraith has been a director of the Company since March 1998. Mr. Schraith is currently President and Chief Executive Officer of ShareWave, Inc., a company developing wireless home networking products. From October 1996 to January 1998, Mr. Schraith was Vice-President and General Manager of the North America Division of Compaq Computer. Previously, Mr. Schraith was Chief Executive Officer and a director of the Cerplex Group, Inc. From 1987 to 1995, Mr. Schraith was employed at AST Research, Inc., most recently serving as President, Chief Operating Officer and Director. Mr. Schraith is also a director of Semtech Corporation.

BOARD MEETINGS AND COMMITTEES

        During the fiscal year ended December 31, 1997 (the "Last Fiscal Year"), the Board of Directors held seven (7) meetings. Each of the directors during the Last Fiscal Year attended at least 75% of the aggregate of all meetings of the Board of Directors except for former director Chong-Moon Lee who attended 4 meetings of the 7 meetings.

        The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee.

        During the Last Fiscal Year, the Compensation Committee consisted of director Reyes and Jeffrey T. Chambers and Walter G. Kortschak. Messrs. Chambers and Kortschak are not standing for re-election as directors of the Company. The Compensation Committee currently consists of directors Reyes and Schraith. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and administers the Company's 1994 and 1992 Stock Plan. The Compensation Committee met one (1) time during 1997.

        During the Last Fiscal Year, the Audit Committee consisted of directors Saper, Edwards, Kortschak and Chambers. The Audit Committee currently consists of directors Edwards, Neun and Saper. The Audit Committee reviews the results and scope of the audit and other accounting related services and evaluates the Company's internal audit and control functions. The Audit Committee met two (2) times during 1997: Directors Edwards, Chambers and Kortschak attended both meetings; Director Saper attended one meeting.

        The Board of Directors also has designated a Stock Option Committee of Management, which consists of Mr. Schroeder and Mr. James M. Walker. The Stock Option Committee of Management approves stock option grants to non-elected officer employees of the Company in amounts not to exceed 25,000 shares, in accordance with guidelines established by the Board of Directors. The Stock Option Committee met four (4) times during 1997.

        The Company does not have a nominating committee or a committee performing the functions of a nominating committee.

DIRECTOR COMPENSATION

        Directors who are not compensated as employees or consultants to the Company receive a retainer of $15,000 per year for serving on the Board of Directors, plus fees of $1,000 per board meeting and $500 per committee meeting, provided such committee meeting does not occur on the same day as a board meeting. Effective April 1, 1998, the annual retainer was increased to $20,000.

        On January 3, 1995, following the leveraged recapitalization of the Company effected on January 1, 1995 (the "Reorganization"), Messrs. Reyes, Edwards and Saper were granted restricted stock purchase rights to purchase 30,000, 30,000 and 7,500 shares, respectively, of Common Stock at a purchase price of $0.07 per share. Messrs. Reyes' and Edwards' shares are fully vested and one forty-eighth of Mr. Saper's subject shares vest on the first day of each month commencing on February 1, 1995. The purchase price of all such restricted stock purchase rights was equal to the fair market value of the shares on the date of grant as determined by the Board of Directors.

        On January 1, 1995, former Chairman of the Board of Directors Mr. Chong-Moon Lee entered into a consulting agreement with the Company pursuant to which Mr. Lee earned $300,000 in the Last Fiscal Year. The consulting agreement expired on December 31, 1997. Mr. Lee subsequently resigned from the Board of Directors of the Company, and in connection with his resignation he was given the honorary title of Lifetime Founder and Chairman Emeritus of the Board of Directors.

        In January 1995, the 1995 Director Option Plan (the "Director Plan") was adopted by the Board of Directors. The Director Plan provides for the grant of options to purchase the Company's Common Stock to directors who are not employees of the Company. A total of 175,000 shares of Common Stock have been authorized for issuance under the Director Plan. Each nonemployee director who does not beneficially own, or whose affiliates do not beneficially own more than 5% of the Company's outstanding shares of Common Stock who has joined the board has been automatically be granted an option to purchase 30,000 shares of Common Stock at a price equal to the fair market value on the date of grant. The initial grants vest at the rate of 25% of the option shares upon the first anniversary of the date of grant and 1/48th of the option shares per month thereafter, unless terminated sooner upon the termination of the optionee's status as a director or otherwise pursuant to the Director Plan. Upon each reelection to the Board the nonemployee outside directors have been granted an additional option to purchase 7,500 shares of Common Stock at a price equal to the fair market value on the date of grant. The subsequent grants vest in full on the date that is four (4) years after the date of grant. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving the Company, each option becomes exercisable in full or will be assumed for an equivalent option substituted by the successor corporation. The Director Plan expires in 2005, unless terminated earlier by the Board of Directors.

VOTE REQUIRED AND RECOMMENDATION

        The six (6) nominees receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE SLATE OF NOMINEES SET FORTH ABOVE.

                                   PROPOSAL 2

                         APPROVAL OF THE 1998 STOCK PLAN

        On January 21, 1998, the Board of Directors adopted the 1998 Stock Plan (the "Plan") and reserved 1,200,000 shares of Common Stock for issuance thereunder subject to stockholder approval. As of April 1, 1998, no options or rights to purchase stock had been granted pursuant to the Plan.

        At the Annual Meeting, the stockholders are being asked to approve the Plan and the reservation of shares thereunder.

SUMMARY OF THE 1998 PLAN

        General. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

        Administration. The Plan may generally be administered by the Board or the Committee appointed by the Board (as applicable, the "Administrator"). The Administrator may make any determinations deemed necessary or advisable for the Plan.

        Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

        Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee, director or consultant may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 500,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options or stock purchase rights to purchase up to an additional 500,000 shares of Common Stock.

        Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

        (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

        (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

        (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

        (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (including death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. The Plan and the option agreement may provide for a longer period of time for the option to be exercised after the optionee's death or disability than for other terminations. To the extent the option is exercisable at the time of such termination, the optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance) may exercise all or part of his or her option at any time before termination.

        (e) Nontransferability of Options: Unless otherwise determined by the Administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

        (f) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

        Stock Purchase Rights. In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

        Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

        In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

        In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

      Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Plan to the extent necessary and desirable to comply with applicable law. No such action by the Board or shareholders may alter or impair any option or stock purchase right previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the shareholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

        Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

        Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

        Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

        The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing, (i.e, within thirty days of the purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of the Company.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

VOTE REQUIRED AND RECOMMENDATION

        At the Annual Meeting, the stockholders are being asked to approve the adoption of the 1998 Plan. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the adoption of the 1998 Plan.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S 1998 PLAN.

                                   PROPOSAL 3

               AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN

        The 1995 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in January 1995 and approved by the stockholders later that year. A total of 250,000 shares of Common Stock has been reserved for issuance under the Purchase Plan by the stockholders. In May 1997, because the Company did not have a sufficient number of shares reserved for issuance under the Purchase Plan to allow for employee participation, the Board of Directors increased the number of shares authorized under the Purchase Plan by 200,000 shares subject to certain special offering periods (as described below).

        At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares (including the 200,000 shares reserved for issuance by the Board of Directors in May 1997), bringing the total number of shares issuable under the Purchase Plan to 650,000. Of the additional reserved shares under the Purchase Plan, up to 200,000 shares will be purchased by Company employees through certain special offering periods (as described below) whether or not stockholder approval of the share addition is obtained. The stockholders are being asked to approve the reservation of these 200,000 additional shares solely for the purpose of qualifying such shares for special tax treatment under Internal Revenue Code
Section 423.

SUMMARY OF THE PURCHASE PLAN

        General. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions in a manner that qualifies under Section 423 of the Internal Revenue Code (the "Code").

        Administration. The Purchase Plan may be administered by the Board of Directors (the "Board") or a committee appointed by the Board. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

        Eligibility. Any regular employee of the Company, employed throughout the Offering Period, is eligible to participate in an Offering Period (as defined below); provided, however, that no employee shall be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Eligible employees become participants in the Purchase Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the beginning of each Offering Period unless a later time for filing the subscription agreement has been set by the Board.

        Participation in an Offering. The Purchase Plan is implemented by offering periods usually lasting for six (6) months (an "Offering Period") with a new Offering Period commencing on or about November 1 and May 1 of each year. In 1997, the Purchase Plan had three special Offering Periods. The "First Special Offering Period" began May 26, 1997, and ends on May 31, 1998, the "Second Special Offering Period" begins June 1, 1998 and ends on October 31, 1998, and the "Third Special Offering Period" began on November 1, 1997 and ends May 31, 1998. Beginning November 1, 1998 the Company intends for the Purchase Plan to have six month Offering Periods. The Board may change the length or date of commencement of an Offering Period. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 15% of a participant's compensation. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates. At the beginning of each Offering Period, each participant is automatically granted options to purchase shares of the Company's Common Stock. The option expires at the end of the Offering Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Offering Period to the extent of the payroll deductions accumulated during such Offering Period.

        Purchase Price, Shares Purchased. Shares of Common Stock may be purchased under the Purchase Plan at a price not less than 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering Period or (ii) the last day of Offering Period. The "fair market value" of the Common Stock on any relevant date will be the closing price per share as reported on The Nasdaq National Market System. The number of shares of Common Stock a participant purchases in each Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Offering Period by the purchase price. No more than 100,000 shares may be purchased during any single offering period; provided however, that in the case of the special offering periods ending May 31, 1998, a total of no more than 200,000 shares may be purchased.

        Termination of Employment. Termination of a participant's employment for any reason, including disability or death, cancels his or her option and participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan.

        Adjustment Upon Change in Capitalization, Change in Control. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Purchase Plan, the number and class of shares of stock subject to options outstanding under the Purchase Plan, and the exercise price of any such outstanding options. Any such adjustment shall be made by the Board, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger or acquisition of assets involving the Company, each option shall be assumed or an equivalent option substituted by such successor corporation unless the Board determines, in lieu of such assumption or substitution, to shorten the Offering Period then in progress to a new exercise date or to cancel each outstanding right to purchase and refund all sums collected. In the event the Board sets a new exercise date, the Board will notify each participant at least 10 business days prior to the new exercise date that his or her option shall be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the Offering Period.

        Amendment and Termination of the Plan. The Board of Directors may at any time terminate or amend the Purchase Plan. An Offering Period may be terminated by the Board of Directors at the end of any Purchase Period if the Board determines that termination of the Purchase Plan is in the best interests of the Company and its shareholders. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held shareholders' meeting, if such amendment would require shareholder approval in order to comply with Section 423 of the Code.

      Withdrawal. Generally, a participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering.

        Federal Tax Information for Purchase Plan. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the Offering Period or more than one (1) year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above and except to the extent permitted under
Section 162(m) of the Code.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

VOTE REQUIRED AND RECOMMENDATION

        At the Annual Meeting, the stockholders are being asked to approve an amendment to increase the number of shares available under the Purchase Plan. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve the amendment to the Purchase Plan.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S PURCHASE PLAN.

                                   PROPOSAL 4

                   AMENDMENT TO THE 1995 DIRECTOR OPTION PLAN

        In January 1995, the Board of Directors adopted the 1995 Director Option Plan (the "Director Plan") and reserved 175,000 shares of Common Stock for issuance thereunder. As of April 1, 1998, a total of 105,000 options to purchase stock had been granted pursuant to the Director Plan.

        At the Annual Meeting, the stockholders are being asked to approve the proposed amendment to the Director Plan to increase the number of shares of Common Stock reserved (i) for initial grants thereunder to non-employee directors from 30,000 shares to 40,000 shares and (ii) for subsequent annual grants to non-employee directors from 7,500 shares to 10,000 shares. Further, the stockholders are being asked to approve one special annual grant of 7,500 shares to each existing non-employee director (Messrs. Edwards, Reyes and Saper). The Director Plan, after amendments, is described in further detail below.

SUMMARY OF THE DIRECTOR PLAN

        General. The purpose of the Director Plan is to attract and retain the best available personnel for positions for service as non-employee directors of the Company, to provide additional incentive to the non-employee directors of the Company and to encourage their continued service on the Board of Directors (the "Board").

        Administration. The Director Plan provides for grants of options to be made in two ways:

                a. Each non-employee director is automatically granted an option to purchase 40,000 shares (the "First Option") upon the date such individual first becomes a director, whether through election by the stockholders of the Company or by appointment by the Board in order to fill a vacancy; and

                b. Each non-employee director is automatically granted an option to purchase 10,000 shares (the "Subsequent Option") on the day of the annual stockholder meeting at which the director is reelected to an additional term, if on such date he or she shall have served on the Board for at least six (6) months.

                c. Each existing non-employee director as of the 1998 Annual Meeting shall be automatically granted a single option to purchase 7,500 shares (the "Special Option") on the day of the Annual Meeting at which the director is re-elected to an additional term. The Special Option's purpose is to provide current non-employee directors with the same level of option grant as new non-employee directors.

        The Board has the authority, in its discretion, to: (i) determine the fair market value of the Common Stock; (ii) interpret the Director Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Director Plan; (iv) authorize any person to execute, on behalf of the Company, any instrument required to effectuate the grant of an option previously granted under the Director Plan; and (v) make all other determinations deemed necessary or advisable for the administration of the Director Plan. All decisions, determinations and interpretations of the Board shall be final.

        Eligibility; Limitations. Only non-employee directors of the Board of Directors of the Company are eligible to receive nonstatutory stock options under the Director Plan. Non-employee directors do not include any director who owns individually or represents an entity which owns at least five percent of the Company's outstanding shares (as determined by vote or value).

        Terms and Conditions of Options. Each option is evidenced by a director option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

        (a) Exercise Price. The exercise price of options granted under the Director Plan is 100% of the fair market value per share of the Common Stock on the date of grant, generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date of grant.

      (b) Exercise of Option. The First Option shall vest as to 25% of the optioned stock one year from the date of grant, and 1/48th of the optioned stock each month thereafter, provided the person is a director on such dates. The Subsequent Option shall vest as to 100% of the optioned stock on the date that is four years after the date of grant, provided the person is a director on such date. The Special Option shall vest as to 1/3 of the optioned stock each year from the date of grant, so that 100% of the optioned stock subject to the Special Option shall be fully vested and exercisable three (3) years after the date of grant, provided the person is a director on such dates.

        (c) Forms of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Director Plan permits payment to be made by cash, check, other shares of Common Stock of the Company (with some restrictions), cashless exercises or any combination thereof.

        (d) Term of Option. The term of any option shall be ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

        (e) Termination of Directorship. If an optionee's status as a director terminates for any reason (including death or disability), then all options held by the optionee under the Director Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. The notice of grant provides for a twelve month period to exercise an option if the optionee's status as a director terminates due to death or disability. To the extent the option is exercisable at the time of such termination, the optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance) may exercise all or part of his or her option for up to three (3) months following the termination or for such other period of time as determined by the Board.

        (f) Nontransferability of Options: Options granted under the Director Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

        (g) Other Provisions: The director option agreement may contain other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the Administrator.

        Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Director Plan, the number and class of shares of stock subject to any option outstanding under the Director Plan, and the exercise price of any such outstanding option.

        In the event of a proposed liquidation or dissolution, any unexercised options will terminate prior to such action. The Board may give the optionee the right to exercise any unexercised options prior to their termination.

        In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted for by the successor corporation. If an option is assumed or substituted for by the successor corporation, it shall continue to vest as provided in the Director Plan. If the successor corporation does not agree to assume or substitute for the option, each option shall become fully vested and exercisable for a period of thirty (30) days from the date the Board notifies the optionee of the option's full exercisability, after which period the option shall terminate.

        Amendment and Termination of the Director Plan. The Board may amend, alter, suspend or terminate the Director Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Director Plan to the extent necessary to comply with applicable laws or regulations. No such action by the Board or stockholders may alter or impair any option previously granted under the Director Plan without the written consent of the optionee. Unless terminated earlier, the Director Plan shall terminate ten years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

        An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE DIRECTOR PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE DIRECTOR'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE DIRECTOR MAY RESIDE.

VOTE REQUIRED AND RECOMMENDATION

        At the Annual Meeting, the stockholders are being asked to approve an amendment to increase the number of shares for applicable grants under the Director Option Plan. The affirmative vote of the holders of a majority of the shares which vote at the Annual Meeting will be required to approve the amendment to the Director Option Plan.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S 1995 DIRECTOR OPTION PLAN.

                                   PROPOSAL 5

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 1998. Coopers & Lybrand L.L.P. has audited the Company's financial statements annually since 1989. In the event that a majority of the Votes Cast are against the ratification, the Board of Directors will reconsider its selection.

        A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                             EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company whose salary plus bonus exceeded $100,000 in the Last Fiscal Year (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                     ANNUAL COMPENSATION (1)                COMPENSATION
                                        ------------------------------------------------    ------------
                                                                             RESTRICTED      SECURITIES
                                                                                STOCK        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR         SALARY        BONUSES      AWARDS         OPTIONS      COMPENSATION(2)
---------------------------             ----         -------      ---------  -----------    -----------     --------------
William J. Schroeder (3)                1997         $300,000          -          -                -            $3,764
  Chief Executive Officer               1996          297,115          -          -                -             4,082
    and President                       1995          275,000      $175,000       -                -             2,927

Hyung Hwe Huh                           1997         $223,462       $20,000       -                -              $674
  Senior Vice President and             1996          213,766          -          -                -               928
    Chief Technical Officer             1995          200,000       142,000       -                -               761

James M. Walker (4)                     1997         $250,000      $125,000       -                -            $3,705
  Senior Vice President and             1996           19,231          -          -             300,000(5)          74
     Chief Financial Officer

Dennis B. Praske (6)                    1997         $227,692       $20,000       -                -            $3,678
  Senior Vice President,                1996          213,750        20,000       -              50,000            800
  Worldwide Operations                  1995           50,000        40,000       -             120,000            203

C. Scott Holt                           1997         $227,692       $20,000       -                -            $3,678
  Senior Vice President,                1996          213,766          -          -                -             3,928
  Worldwide Sales                       1995          200,200      $128,000       -(7)             -             2,768

---------

(1) No other annual compensation exceeded the lesser of $50,000 or 10% of the total salary and bonuses of any Named Executive Officer.

(2) Except as noted, represents 401(K) matching contributions and life and long-term disability insurance premiums paid by the Company.

(3) Mr. Schroeder joined the Company in May 1994 at a 1994 annual base salary of $250,000 which base salary was increased to $275,000 effective January 1995, to $300,000 effective January 1996. No salary adjustment was granted in 1997.

(4) Mr. Walker joined the Company in November 1996 at an annual base salary of $250,000 and earned a bonus equal to 50% of his base salary for his first twelve months of employment.

(5) On November 5, 1996, Mr. Walker was granted an option to purchase 75,000 shares pursuant to the 1994 Stock Plan, and an option to purchase an additional 225,000 shares outside the 1994 Stock Plan, each at an exercise price of $11.50 per share, which was the fair market value for such shares on the date of grant. These options were subsequently repriced to $7.625 per share in connection with the Company's stock option repricing on April 16, 1997. The option to purchase 75,000 shares pursuant to the 1994 Stock Option Plan and 75,000 shares granted outside of the 1994 Stock Plan were vested in full as of December 1, 1997. The option to purchase the remaining 150,000 shares will vest as to 6,250 shares subject to the option on the first day of each month thereafter beginning January 1, 1998.

(6) Mr. Praske joined the Company in September 1995 and was elected as an executive officer of the Company on May 1, 1997.

(7) On January 1, 1995, Mr. Holt was granted restricted stock purchase rights for an aggregate of 375,000 shares at a purchase price of $0.07 per share, which was the fair market value for such shares on the date of grant as determined by the Board of Directors. Mr. Holt exercised these rights in full on January 3, 1995. Such shares vest in 48 equal monthly increments.

OPTION GRANTS IN FISCAL YEAR 1997

  The following table provides information with respect to options granted in the Last Fiscal Year to the Named Executive Officers.

                                                 % of Total                                        Potential Realizable Value
                               Number of          Options                                           at Assumed Annual Rates
                              Securities         Granted to         Exercise                    of Stock Price Appreciation for
                              Underlying        Employees in      Price ($/sh)    Expiration              Option Term
           Name                 Options       Fiscal 1997 (1)                        Date        5% ($)(2)       10% ($)(2)
           ----               ----------      ---------------     ------------    -----------    ---------       ----------
William J. Schroeder               -                 -                                                              -
                                                                       -              -              -
James M. Walker                 300,000            8.86%            $7.625         11/5/06       $1,438,596       $3,645,686

Hyung Hwe Huh                      -                 -                                                              -
                                                                       -              -              -
Dennis B. Praske                                            -                                                       -
                                                                       -              -              -
C. Scott Holt

-----------------

(1) Based on options granted to purchase an aggregate of 3,386,000 shares under all option plans to employees during the Last Fiscal Year.

(2) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.


TEN-YEAR OPTION/SAR REPRICINGS

      The following table sets forth certain information with respect to the Company's exchange of outstanding options with certain of its officers in April 1997. For further information with respect to such option exchanges, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

                              Number of     Number of        Market       Exercise                 Length of
                             Securities    Securities       Price of      Price of                  Original
                             Underlying    Underlying       Stock at      Stock at      New        Option Term
                  Repricing    Options       Options        Time of        Time of    Exercise  Remaining at Date
        Name        Date      Exchanged      Issued        Repricing      Repricing    Price       of Exchange
        ----       -------    ---------     --------       ---------      ---------    ------   ----------------
James M. Walker    4/16/97     75,000         75,000        $7.625         $11.50      $7.625   9 Years 203 days
James M. Walker    4/16/97    225,000        225,000        $7.625         $11.50      $7.625   9 Years 203 days
                              -------        -------
    Total                     300,000        300,000

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND
FISCAL YEAR END OPTION VALUES

        The following table provides information with respect to option exercises in the Last Fiscal Year by the Named Executive Officers and the value of their unexercised options at Fiscal Year End.

                                                                                                        Value of
                                                          Number of Securities Underlying              Unexercised
                                                               Unexercised Options                 In-the-Money Options
                           Shares                             at Fiscal Year End(#)              at Fiscal Year End ($)(2)
                          Acquired          Value          ------------------------------      ----------------------------
           Name         on Exercise     Realized ($) (1)   Exercisable      Unexercisable      Exercisable    Unexercisable
           ----         ------------    ----------------   -----------      -------------      -----------    -------------
William J. Schroeder         -                 -                -                 -                 -                -

James M. Walker              -                 -             150,000           150,000          $187,500          $187,500

Hyung Hwe Huh                -                 -                -                 -                 -                -

Dennis B. Praske           14,000          $103,488           63,812            92,188           $79,765         $115,235

C. Scott Holt                -                 -                -                 -                 -                -

-----------------
(1)   Market value of the shares on date of exercise, less the exercise price.

Value is based on fair market value of the Company's stock of $8.875 on December
  31, 1997 (the last trading day of the Last Fiscal Year), less the exercise price.

MANAGEMENT EMPLOYMENT ARRANGEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

        In May 1994, Mr. William J. Schroeder joined the Company as Chief Executive Officer and President. Mr. Schroeder's employment offer contemplated the grant of an option to purchase 1,125,000 shares of Common Stock at a purchase price of $2.67 per share which was determined by the Board of Directors to be the fair market value of the Common Stock on the date of grant. The option agreement relating to this grant provided that an aggregate of 281,250 of such shares would vest upon a change in control of the Company, which vesting was triggered by the Reorganization. On September 9, 1994, Mr. Schroeder exercised his option with respect to 150,000 shares of Common Stock, at an aggregate exercise price of $400,000. In connection with such exercise, the Company loaned $200,000 to Mr. Schroeder, which loan bore interest at the rate of 7.05% per annum, was secured by the shares purchased thereby, and was payable upon demand. In connection with the Reorganization, and in order to facilitate such transaction, Mr. Schroeder agreed not to receive the $8.00 per share offered to the other stockholders in the transaction, and on December 31, 1994, rescinded the exercise of the option by resale of the shares to the Company at cost. In connection with this rescission, Mr. Schroeder's indebtedness (including accrued interest) to the Company was canceled. On January 3, 1995, Mr. Schroeder exercised in full his option to purchase 975,000 shares of Common Stock, at an aggregate exercise price of $65,000. On January 1, 1995, Mr. Schroeder was granted a stock purchase right to purchase 270,000 shares of Common Stock at a purchase price of $0.07 per share, which was determined by the Board of Directors to be the fair market value of the Common Stock on the date of grant. Mr. Schroeder exercised this stock purchase right in full on January 3, 1995, pursuant to a restricted stock purchase agreement providing for the right of the Company to repurchase all unvested shares at cost upon termination of employment. An aggregate of 1,222,500 of the 1,245,000 shares acquired by Mr. Schroeder were vested as of April 1, 1998 and the balance will vest in equal monthly increments through January 1, 1999.

        On January 1, 1995, Mr. C. Scott Holt joined the Company as Senior Vice President, Sales and Strategic Alliances. On January 3, 1995, Mr. Holt was granted a stock purchase right to purchase 375,000 shares of Common Stock at a purchase price of $0.07 per share, which was determined by the Board of Directors to be the fair market value of the Common Stock on the date of grant. Mr. Holt exercised this stock purchase right in full on January 3, 1995, pursuant to a restricted purchase agreement providing for the repurchase of unvested shares at cost upon termination of employment. As of April 1, 1998, 296,875 of such shares had vested, and the balance will vest in equal monthly increments through January 3, 1999.

        On January 1, 1995, Mr. Hyung Hwe Huh entered into an employment agreement with the Company pursuant to which he is entitled to a base salary of $190,000 per year and an annual bonus equal to the bonus awarded to the Company's second highest ranked employee (other than Mr. Huh, the Company's CEO or any of the Company's sales executives). Mr. Huh's base salary was increased to $215,000 in 1996 and to $225,000 in 1997. In addition, pursuant to the terms of his employment agreement, Mr. Huh purchased 375,000 shares of Common Stock at a purchase price per share of $0.07, which was the fair market value of the Common Stock on the date of grant as determined by the Board of Directors, pursuant to a restricted stock purchase agreement providing for certain repurchase rights in favor of the Company. In the event that Mr. Huh's employment is terminated involuntarily, the Company shall be obligated to him or his heirs (or other legal representative) (i) to pay all amounts accrued but unpaid under the terms of his employment agreement, (ii) for a period of two years commencing on the date of termination, to provide all benefits provided by the Company to Mr. Huh during his last full year of employment with the Company and (iii) for a period of two years commencing on the date of termination, to pay, in equal semi-monthly installments, an amount equal to Mr. Huh's base salary paid by the Company during Mr. Huh's last full year of employment with the Company.

        On November 5, 1996, Mr. James M. Walker joined the Company and on December 2, 1996 he assumed the duties of Senior Vice President and Chief Financial Officer. On November 5, 1996, Mr. Walker was granted an option to purchase 75,000 shares pursuant to the 1994 Stock Plan, and an option to purchase an additional 225,000 shares outside the 1994 Stock Plan, each at an exercise price of $11.50 per share, which was the fair market value for such shares on the date of grant. These options were subsequently repriced to $7.625 per share in connection with the Company's stock option repricing on April 16, 1997. The option to purchase 75,000 shares pursuant to the 1994 Stock Option Plan and 75,000 shares granted outside of the 1994 Stock Plan were vested in full as of December 1, 1997 and the option to purchase the remaining 150,000 shares will vest 6,250 shares subject to the option vest on the first day of each month thereafter beginning January 1, 1998.

        In May 1996 the Company's Board of Directors approved the Company's entering into a Change of Control Severance Agreement (the "Agreement") with certain vice presidents of the Company, including Messrs. Holt, Praske and Walker and excluding Mr. Huh, who has a separate agreement as described above. Each covered vice president has signed a copy of this Agreement with the Company. The Agreement provides that in the event of an involuntary termination or termination not for cause within twelve (12) months following change of control, then, the vice president shall be entitled to (i) a cash severance payment in an amount equal to one hundred fifty percent (150%) of the vice president's annual base pay, (ii) continuation of employee benefits at one hundred percent (100%) for a period of twelve (12) months, (iii) outplacement assistance, including job counseling and referral services, for a period of six
(6) months, and (iv) continued vesting of stock options and restricted stock for an additional twelve (12) months. In addition the Agreement provides that, in the event of an involuntary termination or termination not for cause within the period that is between twelve (12) months and twenty-four (24) months following a change of control then, the vice president shall be entitled to (i) a cash severance payment in an amount equal to seventy-five percent (75%) of the vice president's annual base pay, (ii) continuation of employee benefits at one hundred percent (100%) for a period of six (6) months, (iii) outplacement assistance, including job counseling and referral services, for a period of six
(6) months, and (iv) continued vesting of stock options and restricted stock for an additional six (6) months. The severance obligations of the Company are subject to certain limitations in the event that such payments would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee") is composed only of non-employee directors. The Committee is responsible for reviewing and recommending for approval by the Board of Directors the Company's compensation practices, executive pay levels and variable compensation programs. The Committee also grants stock options within Board of Directors approved guidelines.

COMPENSATION PHILOSOPHY

        The Company's compensation philosophy is that cash compensation should vary with performance of the Company and long-term incentives should be closely aligned with the interests of the stockholders.

        Cash compensation for the executives consists of base salary and a variable compensation segment based on the achievement of specified income goals and strategic objectives.

        Long-term incentives are provided through the granting of stock options to key employees, including the Named Executive Officers. The level of stock options and stock purchase rights granted (i.e., the number of shares subject to each stock option grant or purchase grant) is based on the employee's current and anticipated future performance, skill set and ability to affect achievement of strategic goals and objectives. Grants generally vest ratably over a four-year period from the date of hire or date of grant, thus providing an incentive to remain in the Company's employ.

        The Company maintains a qualified employee stock purchase plan, pursuant to which employees can purchase Company stock through payroll deductions, which is generally available to all employees. This plan allows participants to buy Company stock at a discount from the market price on certain specified dates with up to 15% of their base salaries.

        In setting compensation levels for executives, the Compensation Committee reviews specific information gathered by the Company from proxy statements of particular companies that are considered generally comparable to the Company in that they are high-technology, high-growth, and similar in revenue size. Recommendations by management are examined in light of this information, but there is no special attempt to set cash compensation in any particular relationship to the survey data. The final 1997 base salary levels for the Named Executive Officers fall within the industry standards for comparable positions.

INCENTIVE COMPENSATION

        The Diamond Multimedia Bonus Plan is designed to motivate and reward executives and employees by making a portion of their cash compensation directly dependent upon achieving predetermined corporate and/or business unit income levels and objectives. A cash payment for up to target performance is made on a quarterly basis during the quarter following each three month period of the year for services rendered the previous three months. A further cash payment for above target performance on an annual basis is made annually. During fiscal 1997, there was no bonus award made to the Chief Executive Officer. Otherwise, during fiscal 1997, bonus amounts were earned by Mr. Holt, Mr. Huh and Mr. Praske which averaged approximately 8% of total cash compensation. The bonus earned by Mr. Walker was approximately 33% of total compensation and consisted of $125,000 earned by James M. Walker per his employment offer letter.

STOCK OPTIONS

        Stock options are granted to aid in the retention of key employees and to align the interest of key employees with those of the stockholders. Stock options are generally granted at a price equal to the fair market value on the date of grant and generally vest over four years from the date of hire or date of grant. Options are granted to key employees, including executives, based on such employee's skills, the current marketability of those skills, the employee's current performance and anticipated future contribution based on that performance, and the employee's ability to have an effect on corporate and/or business unit results.

        In April 1997, the Company's Board of Directors approved an option exchange program whereby Mr. James M. Walker as well as non-executive officer employees that held options with exercise prices in excess of $7.625 were offered the opportunity to exchange such options for new options at $7.625 per share, which was the fair market value of the Common Stock on April 16, 1997, the date of the exchange program. The new options are on the same terms as the surrendered options except for the exercise price and the required vesting adjustments. For the non-executive officer employees, the exercise price of the new options is $7.625 if exercised on or after March 31, 1998, and the exercise price of the old option if exercised prior to such date. For Mr. Walker, the exercise price is $7.625 if exercised after June 30, 1997, and the exercise price of the old option if exercised on or prior to such date. The Board of Directors undertook these actions in light of the then recent reduction in the trading price of the Company's Common Stock and in consideration of the importance to the Company of retaining its employees and officers by offering them appropriate equity incentives. The Board of Directors also considered the highly competitive environment for obtaining and retaining qualified employees and officers and the overall benefit to the Company's stockholders from a highly motivated group of employees and officers.

CEO COMPENSATION

        As described above, the Company's executive pay program is leveraged toward achieving corporate goals and objectives. This principle of pay-for-performance is exemplified by the pay package of the Company's Chief Executive Officer.

        The Compensation Committee reviews Mr. Schroeder's base salary annually, considering Company performance, individual performance, and external pay practices. In January 1997, Mr. Schroeder's base salary was maintained at $300,000. His total cash compensation for 1997 was $300,000.

        Mr. Schroeder received no variable compensation for fiscal year 1997 performance because the targeted financial results were not achieved.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee of the Board of Directors during the Last Fiscal Year consisted of director Reyes and Jeffrey T. Chambers and Walter G. Kortschak. Messrs. Chambers and Kortschak are not standing for re-election as directors of the Company. The Compensation Committee currently consists of directors Reyes and Schraith. No member of the Compensation Committee or executive officer of the Company has a relationship that constitutes an interlocking relationship with executive officers or directors of another entity.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of the Record Date by (i) each stockholder (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock; (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to the table, persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                            NUMBER OF SHARES
       5% BENEFICIAL OWNERS, DIRECTORS                ---------------------------
       AND NAMED EXECUTIVE OFFICERS                     NUMBER         PERCENT(1)
       -------------------------------                ---------        ----------
       Chong-Moon Lee                                 1,962,157           5.65
              26549 Taaffee Road
              Los Altos, California 94022
       TA Associates, Inc. (2)                        1,488,092           4.28
              125 High Street
              Boston, Massachusetts 02110
       William J. Schroeder (3)                         832,018           2.39
       Hyung Hwe Huh (4)                                332,350              *
       C. Scott Holt (5)                                305,541              *
       James M. Walker (6)                              187,500              *
       Dennis B. Praske (7)                              75,062              *
       Bruce C. Edwards      (8)                         35,625              *
       Gregorio Reyes (9)                                28,125              *
       Wade Meyercord (10)                               10,000              *
       Jeffrey D. Saper (11)                             21,465              *
       All executive officers and directors as a
              group (11 persons)                      5,277,935          15.19

--------------------

 *    Less than one percent.

(1) Percentage calculation is based upon 34,742,293 shares outstanding as of April 1, 1998.

(2)   Consists of 810,920, 426,120, 81,091, 153,633 and 16,328 shares of Common
      Stock held of record by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., Advent Industrial II L.P., and TA Venture Investors Limited Partnership, respectively. TA Associates VI L.P. is the General Partner of Advent Industrial II L.P. and Advent New York L.P. TA Associates VII L.P. is the General Partner of Advent VII L.P. and TA Associates AAP II Partners is the General Partner of Advent Atlantic and Pacific II L.P. TA Associates, Inc. is the General Partner of TA Associates VI L.P., TA Associates VII L.P. and TA Associates AAP II Partners. Jeffrey T. Chambers, a former director of the Company, is a Managing Director of TA Associates, Inc. and a General Partner of TA Venture Investors Limited Partnership.

(3) Includes 22,500 shares subject to repurchase by the Company upon the termination of Mr. Schroeder's employment, based on shares not yet vested as of April 1, 1998, which vest over approximately nine (9) months, commencing in May 1998. Also includes 125,000 shares held by trusts for the benefit of family members, with respect to which Mr. Schroeder disclaims beneficial ownership.

(4) Includes 70,313 shares subject to repurchase by the Company upon the termination of Mr. Huh's employment, based on shares not yet vested as of April 1, 1998. Such shares vest over approximately nine (9) months commencing in May 1998. Also includes 91,771 shares held by Mr. Huh's son, Yun Huh, which shares may be deemed to be beneficially owned by Mr. Huh.

(5) Includes 70,313 shares subject to repurchase by the Company upon the termination of Mr. Holt's employment, based on shares not yet vested as of April 1, 1998. Such shares vest over approximately nine (9) months commencing in May 1998.

(6) Includes an option to purchase 187,500 shares, which are exercisable within sixty (60) days of April 1, 1998.

(7) Includes an option to purchase 75,062 shares, which are exercisable within sixty (60) days of April 1, 1998.

 (8) Includes an option to purchase 5,625 shares, which are exercisable within sixty (60) days of April 1, 1998.

 (9) Includes an option to purchase 5,625 shares, which are exercisable within sixty (60) days of April 1, 1998.

(10) Includes an option to purchase 10,000 shares, which are exercisable within sixty (60) days of April 1, 1998.

(11) Does not include an aggregate of 11,235 shares held by certain investment partnerships associated with Mr. Saper's firm and of which he is a partner. Mr. Saper disclaims beneficial ownership of such shares, except to the extent of his proportionate partnership interest therein.

                                PERFORMANCE GRAPH


                                               Cumulative Total Return
                                        -------------------------------------
                                        4/12/95     12/95     12/96     12/97
                                        -------    ------    ------    ------
DIAMOND MULTIMEDIA SYS INC               100.00    211.03     69.85     52.21
S & P 500                                100.00    125.38    154.16    205.60
NASDAQ STOCK MARKET (U.S.)               100.00    129.73    159.56    195.80
S & P ELECTRONICS (SEMICONDUCTORS)       100.00    117.08    210.83    226.87
NASDAQ COMPUTER MANUFACTURER             100.00    149.41    200.63    242.75

* $100 INVESTED ON 4/12/95 IN STOCK OR ON 3/31/95 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 3.



        The above graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, from the effective date of the initial public offering of the Company's Common Stock (April 12, 1995) through 1997 fiscal year end (December 31, 1997) for Diamond Multimedia Systems, Inc., the S&P 500 Composite Index (the "S&P 500"), the NASDAQ Stock Market index, the S&P Computer Peripherals Index, and the NASDAQ Computer Manufacturer Index. The graph assumes that $100 was invested in the Company's Common Stock on April 12, 1995 at the initial public offering price and in the S&P 500, the NASDAQ Stock Market, the S&P Computer Peripherals, and the NASDAQ Computer Manufacturers Index on March 31, 1995. Note that historic stock price performance is not necessarily indicative of future stock price performance.

        The information contained above under the captions "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the SEC). Executive Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that except for the following exceptions during the Last Fiscal Year, all filing requirements applicable to its officers, directors, and ten percent stockholders were complied with: Messrs. Jeffrey D. Saper, Bruce C. Edwards and Gregorio Reyes, directors of the Company, did not timely file a Form 4 relating to grants of options for such directors to purchase 7,500 shares of Common Stock. Messrs. Saper, Edwards and Reyes each filed a Form 4 in October 1997.


                                  OTHER MATTERS

      The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the person named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.





                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ JEFFREY D. SAPER
                                       --------------------
                                       Jeffrey D. Saper,
                                       Secretary

San Jose, California
April 17, 1998

                                     PROXY

                        DIAMOND MULTIMEDIA SYSTEMS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder of Diamond Multimedia Systems, Inc. (the "Company"), a Delaware corporation, hereby appoints William J. Schroeder and James M. Walker and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company held of record by the undersigned on April 1, 1998, at the 1998 Annual Meeting of Stockholders of the Company to be held on Friday, May 22, 1998 at 10:00 a.m., local time, at The Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California 95054, and any adjournment or postponement thereof.


SEE REVERSE                                                         SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

                             YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company assure a quorum and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the proxy.




                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


1. To elect six directors to serve for the ensuing year or until their successors are elected and duly qualified:

    NOMINEES: William J. Schroeder, Bruce C. Edwards, Carl W. Neun, Gregorio Reyes, Jeffrey D. Saper, James T. Schraith

                      FOR             WITHHELD
                      [ ]               [ ]

    [ ]
        ---------------------------------------           MARK HERE          [ ]
        For all nominees except as noted above            FOR ADDRESS
                                                          CHANGE AND NOTE
                                                          BELOW.


                                                FOR        AGAINST      ABSTAIN

2.  To approve the 1998 Stock Option Plan       [ ]          [ ]          [ ]
    which reserves 1,200,000 shares of
    Common Stock for issuance thereunder;

3.  To approve an amendment to the 1995         [ ]          [ ]          [ ]
    Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by
    400,000 shares;

4.  To approve certain amendments to the        [ ]          [ ]          [ ]
    1995 Director Option Plan, including
    an increase in the automatic First
    Option grant to 40,000 shares, an
    increase in the Subsequent Option grant
    to 10,000 shares, and a special grant
    to certain existing outside directors
    of 7,500 shares vesting over three
    years;

                                                FOR        AGAINST      ABSTAIN

5.  To ratify the appointment of Coopers &      [ ]          [ ]          [ ]
    Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending December 31, 1998;

6. To transact such other business as may properly come before the meeting or any adjournment thereof.


Signature                                        Date
          -------------------------------------       ------------------------

Signature                                        Date
          -------------------------------------       ------------------------